Exhibit 10.1

MICHAEL W. ALTSCHAEFL

VOLUNTARY RETIREMENT AND CONSULTING AGREEMENT

THIS VOLUNTARY RETIREMENT AND CONSULTING AGREEMENT (“Agreement”) is made by and between ORION ENERGY SYSTEMS, INC. (“Company”) and MICHAEL W. ALTSCHAEFL (“Altschaefl”) and is dated as of August 2, 2022, but not effective until November 10, 2022 (the “Retirement Date”).

A. WHEREAS, Altschaefl and Company are currently parties to an Amended and Restated Executive Employment and Severance Agreement effective as of June 1, 2020 (“Current Employment Agreement”).

B. WHEREAS, Altschaefl and Company are also currently parties to a Proprietary Information and Intellectual Property Agreement (“Intellectual Property Agreement”).

C. WHEREAS, Altschaefl and Company are also currently parties to a number of stock option agreements and restricted stock/restricted cash (and performance stock) award agreements (“Equity Grant Agreements”).

D. WHEREAS, Altschaefl and Company have mutually agreed that Altschaefl is voluntarily retiring as the Company’s Chief Executive Officer, effective as of the close of business on the Retirement Date, which Altschaefl and Company mutually agree will constitute a voluntary retirement by Altschaefl without Good Reason (as defined in the Current Employment Agreement) under Section 5(d) of his Current Employment Agreement.

E. WHEREAS, as a result of Mr. Altschaefl’s voluntary retirement without Good Reason from his employment on the Retirement Date, he is entitled to his Accrued Benefits (as defined in the Current Employment Agreement) and, additionally, the Compensation Committee (“Committee”) of the Board has further determined to provide Mr. Altschaefl with certain additional payments, compensation and benefits in consideration of his significant contributions made to improve and enhance the Company for the benefit of the Company and its shareholders and employees, all as set forth in this Agreement.

F. WHEREAS, Altschaefl and Company have agreed that, following the Retirement Date, Altschaefl shall remain a member of the Company’s Board of Directors (“Board”) until and through the Company’s 2023 annual shareholder meeting and thereafter shall further remain available to provide standby consulting services on an “as-needed” basis to Company, the Board and/or Company’s new Chief Executive Officer, all in accordance with the terms set forth herein.

G. WHEREAS, in consideration of Altschaefl agreeing to all of the terms and conditions of this Agreement (including reaffirming his existing restrictive covenant obligations), Company is willing to provide Altschaefl with certain payments, compensation and other additional benefits, all as described below, pursuant to the Current Employment Agreement and as otherwise set forth below.

NOW THEREFORE, Company and Altschaefl, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

1. Employment Retirement; Continued Board Service. Altschaefl hereby voluntarily retires without Good Reason and will cease to serve, effective as of the Retirement Date, as (a) Chief Executive Officer of the Company and (b) a director and/or officer of any and all plans, subsidiaries and affiliates of Company, and Company hereby accepts such retirement effective as of the Retirement Date; provided, that from and after the Retirement Date up to and including the Company’s 2023 annual shareholders meeting (and until his successor is duly qualified and elected), Altschaefl shall remain a member of the Board and, during such period, he shall be entitled to receive the compensation and benefits otherwise provided to a non-employee member of the Board. Altschaefl and Company mutually agree that Altschaefl’s voluntary retirement constitutes Altschaefl’s voluntary termination without Good Reason under Section 5(d) of the Current Employment Agreement. Altschaefl agrees not to reapply for employment with Company or any subsidiary or affiliate thereof after the Retirement Date.

2. Payments, Compensation and Other Retirement Benefits. Subject to Altschaefl’s compliance with this Agreement and the continuing provisions of the Current Employment Agreement, Intellectual Property Agreement and the Equity Grant Agreements applicable to Altschaefl:

A. Salary and Other Compensation Through Retirement Date. Within five (5) business days of the Retirement Date, Company will pay Altschaefl a cash sum equal to his current Base Salary and other Accrued Benefits (as both such terms are defined in the Current Employment Agreement) otherwise due to him through the Retirement Date (less required withholdings). Altschaefl has no other claims with respect thereto.

B. Pro-Rated Fiscal 2023 Annual Bonus Payment. If, when and to the extent earned by and paid to Company’s other senior executive officers pursuant to the terms and conditions of Company’s fiscal 2023 executive bonus plan (including both the Company’s regular fiscal 2023 annual bonus and any special fiscal 2023 bonus) as interpreted and determined in the sole discretion of the Committee (“Bonus Plan”), Altschaefl shall be entitled to receive from Company his fiscal 2023 regular and/or special annual bonus under the Bonus Plan, with any such regular and/or special bonus amount otherwise earned and payable to Altschaefl under the Bonus Plan to be pro-rated for the amount of days during fiscal 2023 Altschaefl served as Company’s Chief Executive Officer up to the Retirement Date, which shall be calculated by multiplying such earned and payable bonus amount by a fraction, the numerator of which is the number of days that have elapsed during Company’s fiscal 2023 through the Retirement Date (224) and the denominator of which is 365 (less required withholdings). Altschaefl has no other claims with respect thereto (including with respect to any fiscal 2023 discretionary bonus pool pursuant to which the Chief Executive Officer has the discretion to allocate).

C. Accrued Vacation. Altschaefl and Company acknowledge and agree that, as part of the Accrued Benefits payment made by Company pursuant to Section 2A, Company will pay Altschaefl his accrued and unused pro-rated vacation days for fiscal 2023 through the Retirement Date (less required withholdings). Altschaefl has no other claims with respect thereto.

D. Business Expenses. Altschaefl and Company acknowledge and agree that, as part of the payment made by Company pursuant to Section 2A, Company will reimburse Altschaefl for all business expenses (including any unpaid amount of his automobile allowance) incurred by him through the Retirement Date that conform to Company’s business expense policy. Altschaefl has no other claims with respect thereto.

E. Treatment of Equity Awards. Altschaefl and Company agree that, all of Altschaefl’s current unvested restricted stock (and any related restricted cash) awards, as well as all of Altschaefl’s current unvested performance share awards, all as set forth on Exhibit A, shall become fully vested as of the Retirement Date. With respect to Altschaefl’s June 10, 2022 performance share grant, such grant shall be deemed fully vested at its “target” level of 66% as of the Retirement Date. Altschaefl shall retain all of his restricted stock awards that have vested as of the Retirement Date (and be paid with respect to any related restricted cash together with the payment made by Company pursuant to Section 2A, less required withholdings). All of Altschaefl’s current existing stock options that have vested as of the Retirement Date may be exercised by him pursuant to the terms of Altschaefl’s applicable Equity Grants Agreements. For the sake of clarity and to avoid ambiguity, Altschaefl’s current stock options issued on May 28, 2013 (which have all fully vested) may be exercised by Altschaefl in accordance with the terms of the applicable Equity Grant Agreement until May 28, 2023. Altschaefl has no other claims with respect thereto, with it being understood and agreed that, as a non-employee member of the Board, Altschaefl shall be entitled to any further equity grants as, when and to the extent otherwise provided to non-employee directors. Upon Mr. Altschaefl’s cessation from the Board, all of his then current unvested restricted stock/restricted cash awards received as a non-employee member of the Board shall become fully vested.

F. Continued Medical Coverage. From and after the Retirement Date, Company shall continue to provide Altschaefl and his spouse with his and her current family health insurance plan coverage, or equivalent, and Company shall pay both the employer and employee portion of such coverage until Altschaefl and his spouse are eligible for Medicare coverage. Altschaefl has no other claims with respect thereto.

G. Assignment of Life Insurance Policies. Company will assign to Altschaefl all of Company’s interest in all policies of insurance on Altschaefl’s life currently in effect, including both the $1 million individual life insurance policy and the $4 million key-man insurance policy. These assignments shall take place as promptly as practical after the Retirement Date. Altschaefl will be responsible for all future premium payments due and payable on such policies beginning after the Retirement Date. Altschaefl has no other claims with respect thereto.

H. Tail D&O Insurance Coverage. As promptly as practical after the date when Altschaefl is no longer a member of the Board, Company shall obtain, at its cost and expense, a six-year tail director and officer insurance policy covering Altschaefl on the same terms and conditions as the similar tail director and officer insurance policies previously obtained by Company for its other previously retiring directors. Altschaefl has no other claims with respect thereto.

I. Cessation of All Other Benefits. Other than as set forth above (or vested rights under Altschaefl’s Company 401(k) Plan account), Altschaefl acknowledges and agrees that all employee-related coverage and/or benefits under all other benefit and insurance plans and programs maintained by Company, including long-term and short-term disability, will cease effective as of the Retirement Date. Altschaefl has no other claims with respect thereto.

J. No Unemployment Compensation Claim. From and after the Retirement Date, Altschaefl agrees not to file for unemployment compensation relating to his employment with, or voluntary retirement from, Company or any subsidiary or affiliate thereof.

K. Waiver of Any Other Compensation and Benefits. Except as otherwise provided herein, Altschaefl acknowledges and agrees that he is not entitled to, and he hereby completely waives and releases, any and all rights or claims to any other severance, compensation, salary, bonuses, reimbursements, allowances, dues or other benefits or insurance from or by Company or any affiliate or subsidiary thereof, whether pursuant to the Current Employment Agreement or otherwise (including hereby specifically waiving and releasing any rights or claims to any severance under Section 5(c) of the Current Employment Agreement), except as otherwise specifically provided in this Agreement.

L. Acknowledgement. Altschaefl acknowledges and agrees that payments, compensation and other benefits provided to him pursuant to this Agreement will not be paid or provided, and will otherwise be forfeited and repaid by him to Company, unless (i) he accepts (and does not revoke) this Agreement and (ii) he continues to comply with all of the applicable terms of this Agreement, the Current Employment Agreement, the Intellectual Property Agreement and the Equity Grant Agreements.

3. Consulting Payments. For a term from and after the date that Altschaefl ceases to be a member of the Board through December 31, 2023 (“Consulting Period”), Company will pay Altschaefl $300.00 per hour dedicated by Altschaefl to providing consulting services as and when reasonably requested by Company, Board or Company’s new Chief Executive Officer (“Consulting Payments”), together with reimbursement of all ordinary and reasonable out-of-pocket expenses incurred by Altschaefl in connection with providing consulting services hereunder. Altschaefl may provide such consulting services in any manner deemed reasonably appropriate by Altschaefl and Company. Altschaefl shall invoice Company at the end of each month during the Consulting Period for his Consulting Payments based on the actual consulting time spent by Altschaefl on Company-related matters during such month, together with an invoice for any reasonable out-of-pocket expenses related to providing such services incurred by him during such month (with supporting detail). Altschaefl will not be entitled to any severance payments or other severance-related benefits upon the conclusion of the Consulting Period.

4. Company Documents and Property.

A. Access to Documents and Property During Continued Service. After the Retirement Date, in order to continue to facilitate Altschaefl’s performance of his continuing service as a member of the Board and thereafter as a consultant to Company, Altschaefl shall have continued access to the business, facilities, computer networks, documents, records and other property of Company (including his cell phone and computer) in a manner similar to the access provided to Altschaefl prior to his Retirement Date.

B. Return of All Company Documents and Property Following Continued Service. Within three (3) business days of the date that is the earlier of (i) the end of the Consulting Period or (ii) the date requested by Company, Altschaefl will return to Company all documents and property (including, without limitation, all records, memoranda, notes, correspondence, customer information, reports, manuals, plans, computer discs, tapes and files, printouts, software, presentations and the like, including all copies thereof, computers, telephones, PDAs, equipment, access cards, keys and the like) in his possession or under his control pertaining to Company’s business, but excluding Altschaefl’s personal files and property (which, if in Company’s possession, will be returned to him within three (3) business days of such date). Altschaefl will not copy or cause to be copied any of Company’s records nor cause a removal of any record, document or property belonging to Company from the premises without authorization from Company.

5. Ongoing Compliance with Various Obligations.

A. Ongoing Confidentiality Agreement. Altschaefl hereby reaffirms and restates his continuing obligations as set forth in Section 7(a) of the Current Employment Agreement to maintain the confidentiality of Company information, which Section 7(a) is hereby incorporated by reference herein and shall remain in full force and effect unaffected by this Agreement. Altschaefl understands and agrees that, except specifically as provided in Section 7(a) of the Current Employment Agreement, this is an absolute and strict obligation of confidentiality and nonuse of information important to Company’s continued business success. Altschaefl recognizes and agrees that additional consideration to which he would not otherwise be entitled is being provided to him hereunder for him to reaffirm and agree to his foregoing obligations.

B. Ongoing Noncompetition and Nonsolicitation Agreement. Altschaefl hereby reaffirms and restates his continuing obligations as set forth in Section 7(b) of the Current Employment Agreement not to compete with Company, and not to solicit Company’s customers, agents, vendors and employees, during the Consulting Period and for two years from and after the end of the Consulting Period, on the terms and conditions, and to the extent, set forth in Section 7(b) of the Current Employment Agreement, which Section 7(b) is hereby incorporated by reference herein and shall remain in full force and effect unaffected by this Agreement. Altschaefl recognizes and agrees that additional consideration to which he would not otherwise be entitled is being provided to him hereunder for him to reaffirm and agree to his foregoing obligations.

C. Disclosure and Assignment of Inventions and Innovations. Altschaefl hereby reaffirms and restates his continuing obligations as set forth in Section 7(c) of the Current Employment Agreement with respect to the disclosure and assignment to Company of all Innovations (as defined in the Current Employment Agreement), which Section 7(c) is hereby incorporated by reference herein and shall remain in full force and effect unaffected by this Agreement. Altschaefl recognizes and agrees that additional consideration to which he would not otherwise be entitled is being provided to him hereunder for him to reaffirm and agree to his foregoing obligations.

D. Intellectual Property Unaffected. Altschaefl understands and agrees that this Agreement does not and shall not supersede any obligations pertaining to confidential/proprietary information or intellectual property pursuant to any agreements that he has previously entered into with Company, and Altschaefl further understands and agrees that, in consideration of the payments, compensation and other benefits provided to him pursuant to this Agreement, Altschaefl’s Intellectual Property Agreement with Company is hereby reaffirmed and restated in all respects, is hereby incorporated herein by reference and shall remain in full force and effect unaffected by this Agreement. Altschaefl shall promptly and fully comply with any request of Company, its attorneys and agents with respect to Company’s intellectual property rights. During the Consulting Period and for two years after the end of the Consulting Period, Altschaefl will not initiate, propose, support, or otherwise participate in any acquisition or attempted acquisition (e.g., via the USPTO, license, purchase, or other means) of intellectual property in or related to the fields of lighting or lighting controls, provided that the foregoing restriction shall not apply to Altschaefl in his capacity as a consultant to Company. Moreover, Altschaefl will not take any action, directly or indirectly, that will damage or otherwise impair the value of Company’s existing or future intellectual property. Altschaefl recognizes and agrees that additional consideration to which he would not otherwise be entitled is being provided to him hereunder for him to reaffirm and agree to his foregoing obligations.

E. Equity Grant Agreements Unaffected. Altschaefl understands and agrees that, except as provided herein, this Agreement does not and shall not supersede any of his ongoing rights and obligations set forth in the Equity Grant Agreements and Altschaefl further understands and agrees that, in consideration of the payments, compensation and other benefits provided to him pursuant to this Agreement, Altschaefl’s Equity Grant Agreements with Company are hereby reaffirmed and restated in all respects, are hereby incorporated herein by reference and shall remain in full force and effect unaffected by this Agreement. Altschaefl recognizes and agrees that additional consideration to which he would not otherwise be entitled is being provided to him hereunder for him to reaffirm and agree to his foregoing obligations.

F. Equitable Relief. In the event of any breach by Altschaefl of any of the covenants herein contained in this Section 5 (including Sections 7(a), 7(b) and/or 7(c) of the Current Employment Agreement, his Intellectual Property Agreement and his Equity Grant Agreements), it is specifically understood and agreed that Company shall be entitled, in addition to any other remedy which it may have, to equitable relief by way of injunction or otherwise.

G. Necessary and Reasonable Restrictions. The foregoing restrictions in this Section 5 (including Sections 7(a), 7(b) and 7(c) of the Current Employment Agreement, his Intellectual Property Agreement and his Equity Grant Agreements) are deemed fair and reasonable to Company and Altschaefl, and Altschaefl acknowledges and agrees that these restrictions are necessary to protect Company from the unfair competition of Altschaefl who, as a result of his long-standing association with, and as an executive officer and director of, Company, has had access to, used and/or acquired confidential information of Company pertaining to its customers, agents, vendors, business and operations. Altschaefl acknowledges and agrees that such confidential information is of special and unique value to, and constitutes a valuable asset of, Company, and that the duration and scope of the restrictive covenants contained herein (including Sections 7(a), 7(b) and 7(c) of the Current Employment Agreement, his Intellectual Property Agreement and his Equity Grant Agreements) are reasonable and necessary to protect Company.

H. Other Agreements. Altschaefl understands and agrees that this Agreement does not and shall not supersede any obligations pertaining to any non-compete, non-solicitation, and confidentiality agreements that he has previously entered into with the Company, including those contained in the Current Employment Agreement, his Intellectual Property Agreement and his Equity Grant Agreements, and Altschaefl further understands and agrees that, in consideration of the payments, compensation and other benefits provided to him pursuant to this Agreement, his prior agreements are hereby ratified and reaffirmed in all respects and shall remain in full force and effect in accordance with the respective terms thereof. Altschaefl also agrees that, during the Consulting Period and for a period of two years from the end of the Consulting Period, not to, directly or indirectly, (i) initiate, propose, support or otherwise participate in any offer to acquire, acquisition, merger, tender offer or other business combination transaction affecting Company; (ii) initiate, propose, support or otherwise participate in any proxy contest, proxy solicitation or shareholder proposal relating to Company; (iii) acquire any additional stock of the Company (other than pursuant to option exercises or stock purchases that are strictly a passive investment and in any event not to exceed total beneficial ownership of five percent (5%) of Company’s fully-diluted outstanding common stock); or (iv) attempt to influence or interfere or otherwise adversely affect the Board, management or the affairs of Company, provided that the restrictions contained in (i) and (iv) shall not apply to Altschaefl in his capacity as a consultant of Company. From and after the Retirement Date and through the Consulting Period, and for a period of two years from the end of the Consulting Period, Altschaefl will vote all Company shares beneficially owned by him in favor of any Board recommendation submitted to a vote of Company’s shareholders.

6. Altschaefl’s Release.

A. General Release. In consideration of the payments, compensation and additional benefits provided to Altschaefl pursuant to this Agreement, Altschaefl, individually, and as an officer, director, employee and shareholder of Company and in all other capacities, does hereby fully and completely forever discharge, waive and release, and covenants not to sue, Company (including its subsidiaries and affiliates) and its past, present and future employees, agents, representatives, attorneys, officers, directors and shareholders, from and with respect to any and all actions, causes of action, claims, demands, damages, liabilities, costs, expenses and/or compensation of any kind and nature whatsoever (collectively and individually, “Claims”) on account of, or in any way growing out of, any and all known and unknown facts, circumstances or matters resulting from or related to (i) Altschaefl’s ownership of stock in Company; (ii) Altschaefl’s employment with Company and his status, position, actions or failure to act in his capacity as an officer, director, employee or representative of Company; (iii) the voluntary termination by Altschaefl of his employment with Company; and/or (iv) any or all of the above, except only a breach or default by Company of this Agreement, including, but not limited to Company’s failure to pay or provide Altschaefl any and all amounts or consideration due hereunder. Notwithstanding the foregoing in this Section 6A, Company shall be obligated to indemnify Altschaefl to the full extent allowed by Wisconsin law and its Bylaws if he is or should become a party or is threatened to be made a party to any formal or informal threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, initiated by a third party (collectively, “Actions” and individually an “Action”), by reason of the fact that he is or was a director or officer of Company (or any subsidiary or affiliate thereof) and is or was serving at the request of Company as a director, officer, employee, consultant or agent of another corporation, partnership, joint venture, trust or other enterprise, or is or was serving at the request of Company as a fiduciary of an employee benefit plan or as an employee or agent of Company (or any subsidiary or affiliate thereof), against (a) reasonable expenses actually incurred by him, including without limitation, attorneys’ fees actually and reasonably incurred by him in connection with any Action; (b) amounts actually and reasonably incurred by him in settlement of any Action; and (c) judgments, fines, penalties or other amounts actually incurred by him pursuant to an adjudication of liability in connection with any Action.

B. Specific Release. By way of example only and without in any way limiting the generality of the foregoing release language set forth in Section 6A above, Altschaefl’s release includes a complete release of any and all Claims under or based on (i) Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq.; (ii) the Americans with Disabilities Act of 1991, 42 U.S.C. §1211-1217; (iii) the Rehabilitation Act of 1973, as amended, through 1988; (iv) the Employment Retirement Income Security Act of 1974, 29 U.S.C. §1001 et seq.; (v) the Fair Labor Standards Act of 1938, 29 U.S.C. §201 et seq.; (vi) the National Labor Relations Act, 29 U.S.C. §151 et seq.; (vii) the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq.; (viii) the Wisconsin Fair Employment Law, § 111.33, et seq., Wis. Stats.; (ix) the Wisconsin Family and Medical Leave Act, § 103.10, Wis. Stats.; (x) any other federal, state or local statute, ordinance or regulation dealing in any respect with employment, discrimination or retirement of employment; (xi) any alleged wrongful or retaliatory discharge, breach of an oral or written contract, misrepresentation, defamation, interference with contract or tortuous conduct; and (xii) any alleged breach of fiduciary duty or other claim relating to Altschaefl’s past actions or inactions as a director or officer of Company and/or his ownership of Company stock.

C. Complete Bar of Claims. It is the intention of Altschaefl in executing this Agreement that these provisions of this Section 6, subject to the exceptions set forth in Section 6A above, shall be effective as a complete bar to each and every Claim hereinabove described and that these provisions shall be binding upon Altschaefl and his agents, attorneys, personal representatives, executors, administrators, heirs, beneficiaries, successors and assigns.

7. Company’s Release.

A. General Release. Company does hereby fully and completely forever discharge, waive and release, and covenants not to sue, Altschaefl from any and all Claims on account of, or in any way growing out of, any and all known and unknown facts, circumstances or matters resulting from or related to Altschaefl’s (i) status, position, actions or failure to act in his capacity as an officer or employee of Company (or any subsidiary or affiliate thereof) prior to the Retirement Date; (ii) employment with Company prior to the Retirement Date; and (iii) his voluntary termination of employment with Company, or any of the above, or for any other reason, except only a breach or default by Altschaefl of this Agreement or the continuing provisions of the Current Employment Agreement, the Intellectual Property Agreement or the Equity Grant Agreements applicable to Altschaefl pursuant to Section 5 above.

B. Complete Bar of Claims. It is the intention of Company in executing this Agreement that these provisions of this Section 7, subject to the exceptions set forth in Section 7A above, shall be effective as a complete bar to each and every Claim hereinabove described and that those provisions shall be binding upon Company (or any subsidiary or affiliate thereof) and its agents, representatives, administrators, beneficiaries, successors and assigns.

8. Acceptance. Altschaefl acknowledges that he has had sufficient time to read this Agreement and consider his acceptance of this Agreement and voluntarily enters into this Agreement with full knowledge of its meaning and consequences. In entering into this Agreement, Altschaefl has had the opportunity to be represented by legal counsel and is otherwise relying on his own judgment and knowledge and not on representations or statements made by Company, its shareholders, directors, officers, employees, attorneys or agents. Altschaefl has executed this Agreement in consideration for the payments, compensation and other benefits and consideration described above and Altschaefl acknowledges and agrees that such payments, compensation and other benefits represent substantial consideration in addition to anything of value that he is otherwise entitled to receive from Company under his Current Employment Agreement or otherwise. The payments, compensation and other benefits described above are sufficient to fully support this Agreement and the voluntary retirement of Altschaefl without Good Reason from his employment with Company.

9. Non-Admission. The parties’ execution of this Agreement is not to be construed an admission of any wrongdoing or liability whatsoever by or on behalf of either party, or his or its respective directors, officers, employees, representatives, attorneys or agents.

10. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Wisconsin.

11. Relationship of Payments, Compensation and Benefits to Altschaefl’s Rights Under Other Benefit Plans. Altschaefl agrees that the payments, compensation and other additional benefits payable to him hereunder shall not be taken into account for purposes of determining any of his benefits under any qualified or nonqualified benefit plans of Company.

12. Violation of this Agreement and Release—Loss of Payments, Compensation and Other Benefits and Payment of Costs. If Altschaefl breaches or violates this Agreement and/or the continuing provisions of the Current Employment Agreement, the Intellectual Property Agreement or the Equity Grant Agreements applicable to Altschaefl pursuant to Section 5 in any way (a “Breach”), or if Altschaefl brings an action asking that this Agreement be revoked, declared invalid or unenforceable, then (i) Altschaefl will tender back to Company the payments, compensation and all other benefits, payments, restricted stock and other consideration which Altschaefl has received as consideration for this Agreement (together with interest thereon at the prime rate) within five (5) days of demand by Company and (ii) all future payment, benefits and other consideration (including all stock options and restricted stock, restricted cash and performance shares) shall immediately cease and be null and void. If Altschaefl’s action is unsuccessful or if Company successfully brings an action for his failure to comply with the terms of this Agreement, Altschaefl further agrees that he will pay all costs, expenses and reasonable attorneys’ fees incurred by Company in its successful defense against the action Altschaefl brought or in Company’s successful prosecution of the action Company brought.

13. Code Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom.

14. Counterparts; Delivery. This Agreement may be executed by the parties in separate counterparts and may be legally delivered by any electronic means.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first set forth above.

ORION ENERGY SYSTEMS, INC.

By:	/s/ Mark Williamson
Mark Williamson
Compensation Committee Chair

/s/ Michael W. Altschaefl
Michael W. Altschaefl

Exhibit A

Altschaefl’s Equity Awards

Grant Date	Type of Award	Total # of Shares/$	Unvested Shares/$	Unvested Shares/ $ at Retirement Date
8/12/19	Restricted Stock	63,747	21,249	Will vest on 8/12/22
8/12/19	Restricted Cash	$114,320	$38,107	Will vest on 8/12/22
6/9/20	Restricted Stock	92,155	30,718	30,718
6/4/21	Restricted Stock	71,070	47,380	47,380
6/10/22	Restricted Stock (3 yr. vest)	163,417	163,417	163,417
6/10/22	Performance Stock Target at 66% Vest	54,472	54,472	35,952